EXHIBIT 10.0

                              CONSULTING AGREEMENT

THIS AGREEMENT is entered into as of March 25, 2002 by TheNetDigest.com, Inc., a corporation organized and existing under the laws of the State of Delaware having its principal place of business at 3200 West Oakland Park Blvd., Lauderdale Lakes, FL 33311 ("Company") and Genesis Systems, Inc., a corporation organized and existing under the laws of the State of Minnesota having its principal place of business at 301 Clematis St., Suite 3124 West Palm Beach, FL 33401 ("Consultant").

WITNESSETH:

In consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. THE SERVICES

Consultant will provide operational and financial assistance in obtaining a suitable merger candidate for Company to acquire and to facilitate reorganization thereafter. Services will include, but are not limited to:

- Negotiating settlements and paying off all of the liabilities listed on Company's accounts payable list (per attached schedule)

- Operational management of Company until a merger with a suitable candidate is completed

- Financial management of Company until a merger with a suitable candidate is completed, including filing of required reports for the SEC.

- Completing auditing and all filings necessary to bring Company from the "Pink Sheets" to the OTC Bulletin Board

- Completing all Due Diligence and auditing of potential merger candidates

- Managing investor relations, including all communications with investors, writing and distributing press releases, and all media contacts

- Being responsible for all legal and accounting fees that are associated with the merger and reorganization.

Consultant agrees that they cannot obligate the Company in any way without the sole approval of Steven Adelstein, prior to successful merger. Company acknowledges Consultant has been performing these services since January 1, 2002.

2. WORK FOR HIRE

It is the intention of the parties hereto that all rights, including without limitation copyright in any reports, surveys, marketing promotional and collateral materials prepared by the Consultant pursuant to the terms of this Agreement, or otherwise for Company (hereinafter "the Work") vest in Company.

The parties expressly acknowledge that the Work was specially ordered or commissioned by Company, and further agree that it shall be considered a "Work Made for Hire" within the meaning of the copyright laws of the United States and that Company is entitled as author to the copyright and all other rights therein, throughout the world, including, but not limited to, the right to make such changes therein and such uses thereof, as it may determine in its sole and absolute discretion.

3. PROPRIETARY INFORMATION

a. For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of Company or any entity in which Company has a controlling interest and shall include (but shall not be limited to) information encompassed in all drawings, designs, programs, plans, formulas, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, and all methods, concepts or ideas in or reasonably related to the business of Company.

b. Consultant agrees to regard and preserve as confidential, all proprietary information, whether Consultant has such information in memory or in writing or other physical form. Consultant shall not, without written authority from Company to do so, directly or indirectly, use for the benefit or purposes, nor disclose to others, either during the term of its engagement hereunder or thereafter, except as required by the conditions of Consultant's engagement hereunder, any proprietary information.

c. Consultant shall not disclose any reports, recommendations, conclusions or other results of the Services or the existence or the subject matter of this contract without the prior written consent of Company. In Consultant's performance hereunder, Consultant shall comply with all legal obligations it may now or hereafter have respecting the information or other property of any other person, firm or corporation.

d. The Consultant expressly agrees that the covenants set forth in this Paragraph are being given to Company in connection with the engagement of the Consultant by Company and that such covenants are intended to protect Company against the competition by the Consultant, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Consultant are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

e. The foregoing obligations of this Paragraph shall not apply to any part of the information that (i) has been disclosed in publicly available sources of information, (ii) is, through no fault of the Consultant, hereafter disclosed in publicly available sources of information, (iii) is now in the possession of Consultant without any obligation or confidentiality, or (iv) has been or is hereafter lawfully disclosed to Consultant by any third party, but only to the extent that the use or disclosure there of has been or is rightfully authorized by that third party.

4. FEES AND REIMBURSEMENT OF CERTAIN EXPENSES

a. Company shall pay Consultant a consulting fee in the form of ten million (10,000,000) restricted shares of Company's publicly traded stock.

b. In the event that a merger closing does not take place on or before June 30,2002, all shares will be returned the Company at its request.


5. WARRANTIES

Company warranties that all information presented to Consultant including that on Company filings with the SEC are true, to the best of management's knowledge. In the event that Consultant is unable to complete the services listed in paragraph 1 as a result of any misinformation presented by Company, Company agrees to reimburse Consultant for any and all payments and expenses incurred as a result of such information.

6. BENEFITS

The Consultant, as an independent contractor, shall not be entitled to any other benefits.

7. DUTY TO REPORT INCOME

The Consultant acknowledges and agrees that it is an independent contractor and not an employee of the Company and that it is Consultant's sole obligation to report as income all compensation received from Company pursuant to this Agreement. The Consultant further agrees that the Company shall not be obligated to pay withholding taxes, social security, unemployment taxes, disability insurance premiums, or similar items, in connection with any payments made to the Consultant pursuant to the terms of this Agreement.

8. TERM

This Agreement shall be effective beginning as January 1, 2002, and shall continue until the 30th day of June 2002.

In the event that a merger closing does not take place on or before June 30,2002, all rights revert back to Company.

9. NOTICES

All notices and billings shall be in writing and sent via first class mail to the respective addresses of the parties set forth at the beginning of this Agreement or to such other address as any party may designate by notice delivered hereunder to the other party.

10. GENERAL

a. The terms and conditions of Paragraphs 3, 4 and 6 hereof shall survive the termination of this Agreement or completion of the Services as the case may be.

b. Neither the Company nor Consultant shall assign this Agreement or delegate its duties hereunder and shall not subcontract any of the Services to be performed hereunder without the prior written consent of the other party hereto.

c. Consultant shall perform the Services as an independent contractor and shall not be considered an employee of Company or Partner, joint venture or otherwise related to Company for any purpose.

d. This Agreement shall be governed by the laws of the State of Florida.

e. This Agreement constitutes the entire understanding between Consultant and Company respecting the Services described herein. The terms and conditions of any purchase order shall have no effect upon this Agreement and shall be used for accounting purposes only.

f. The failure of either party to exercise its rights under this Agreement shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

g. Any delay or nonperformance of any provision of this Agreement caused by conditions beyond the reasonable control of the performing party shall not constitute a breach of this Agreement, provided that the delayed party has taken reasonable measures to notify the other of the delay in writing. The delayed party's time for performance shall be deemed to be extended for a period equal to the duration of the conditions beyond its control. "Conditions beyond a party's reasonable control" include, but are not limited to, natural disasters, acts of government after the date of the Agreement, power failure, fire, flood, acts of God, labor disputes, riots, acts of war and epidemics. Failure of subcontractors and inability to obtain materials shall not be considered a condition beyond a party's reasonable control.

h. Non-Solicitation of Consultant's Employees: Company agrees not to knowingly hire or solicit Consultant's employees during performance of this Agreement and for a period of two years after termination of this Agreement without Consultant's written consent.

i. Mediation and Arbitration: If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed-upon mediator in Palm Beach County, Florida. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties. If the dispute is not resolved through mediation, the parties agree to submit the dispute to binding arbitration in Nevada under the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court with jurisdiction to do so.

j. Attorney Fees: If any legal action is necessary to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses.

k. Complete Agreement: This Agreement together with all exhibits, appendices or other attachments, which are incorporated herein by reference, is the sole and entire Agreement between the parties. This Agreement supersedes all prior understandings, agreements and documentation relating to such subject matter. In the event of a conflict between the provisions of the main body of the Agreement and any attached exhibits, appendices or other materials, the Agreement shall take precedence. Modifications and amendments to this Agreement, including any exhibit or appendix hereto, shall be enforceable only if they are in writing and are signed by authorized representatives of both parties.

l. Until otherwise specified in writing, the mailing addresses of Consultant shall be that listed in the opening paragraph of this agreement and for Company it shall be:

                    Attn: Steven Adelstein
                    3200 West Oakland Park Blvd.
                    Lauderdale Lakes, FL 33311
                    Tel.:   954-745-0077 ext. 109
                    Fax:    954-745-0078

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Consultant

Genesis Systems, Inc.

James Wang Ph.D.
President


Signature: _______________________________


Company

The NetDigest.com, Inc.

Steven Adelstein
President


Signature: _______________________________